Exhibit 16

                       HJ & Associates, LLC


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington DC, 20549

March 24, 2005

Dear Sir/Madam:

We have read the statements included in Item 4 in the Form 8-K of American Stellar Energy, Inc., to be filed on March 24, 2005 with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they relate to our audits for the years ended December 31, 2003 and 2002. We are not in a position to agree or disagree with the statements in
Item 4 regarding the engagement of Telford Sandovick P.L.L.C. Certified Public Accountants.

Very truly yours,


/s/  HJ & Associates, LLC

HJ & Associates, LLC